UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 12, 2004

ITC^DELTACOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 O.G. Skinner Drive West Point, Georgia	31833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(706) 385-8000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On November 12, 2004, ITC^DeltaCom, Inc. (the “Company”) closed the issuance and sale of a total of 150,000 shares of its 8% Series B convertible redeemable preferred stock, par value $0.01 per share (the “Series B preferred stock”), at a price of $100 per share and for a total cash purchase price of $15.0 million. The sale represented the remaining cash investment available under the merger agreement, dated as of July 2, 2003, as amended, pursuant to which the Company acquired BTI Telecom Corp. in October 2003. In accordance with the terms of such merger agreement, the sale was made to Welsh, Carson, Anderson & Stowe VIII, L.P. and its affiliates and associates who are parties to the merger agreement.

Each share of Series B preferred stock is convertible at the holder’s option, in whole or in part, at any time after such share is issued, into a number of shares of the Company’s common stock, par value $0.01 per share (the “common stock”), which is obtained by dividing the $100 liquidation preference per share plus the amount of any accrued and unpaid dividends by the conversion price applicable to such share. Dividends will accrue on the Series B preferred stock at an annual rate of 8%. The initial conversion price of the Series B preferred stock is $3.00 per share of common stock. Subject to exceptions, the conversion price will be subject to reduction from time to time for dilutive issuances of common stock that occur through October 6, 2005. A reduction in the conversion price will result in an increase in the number of shares of common stock issuable upon conversion of the Series B preferred stock.

The Series B preferred stock is convertible into common stock at any time shares of the Series B preferred stock are outstanding. The Company is not required to redeem any Series B preferred stock until October 29, 2012 and, except in limited circumstances, does not have the right to redeem any Series B preferred stock until October 6, 2006.

In connection with the Company’s non-public offering of the Series B preferred stock, which was made exclusively to accredited investors (as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended), the Company relied on the exemption from registration under the Securities Act afforded by Section 4(2) of the Securities Act and Regulation D thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date: November 12, 2004	/s/ J. Thomas Mullis
Senior Vice President- Legal and Regulatory